EX.99-77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:  Goldman Sachs Tollkeeper Fund

Name of Underwriter Purchased From:  Lehman Brothers, Inc.

Names of Underwriting Syndicate Members:  Goldman, Sachs & Co.; Citigroup Global
 Markets Inc.; JPMorgan Chase Bank, N.A.; Lehman Brothers, Inc.; Thomas Weisel Partners LLC

Name of Issuer:  Infinera Corp.

Title of Security:  Common Stock

Date of First Offering:  06/06/2007

                      Dollar Amount Purchased: $375,960.00

                     Number of Shares Purchased: 28,920.00

Price Per Unit:  $13.00

Resolution Approved:  Approved at the August 9, 2007 Board Meeting.



Name of Fund:  Goldman Sachs Tollkeeper Fund

Name of Underwriter Purchased From:  Credit Suisse Securities (USA) LLC

Names of Underwriting Syndicate Members: Goldman, Sachs & Co.; Credit Suisse Securities (USA) LLC; J.P. Morgan Securities Inc.; Lehman Brothers Inc.; Morgan Stanley & Co. Incorporated; AGM Securities LLC; Allen & Company LLC; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; UBS Securities LLC;

Name of Issuer:  National CineMedia, Inc.

Title of Security:  Common Stock

Date of First Offering:  02/07/2007

                      Dollar Amount Purchased: $705,600.00

                     Number of Shares Purchased: 33,600.00

Price Per Unit:  $21.00

Resolution Approved:  To be approved at the May 10, 2007 Board Meeting.

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended June 30, 2007 by the Goldman Sachs Trust on behalf of the Fixed Income, Equity, Money Market and Specialty Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.